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                                                                    EXHIBIT 99.1

WEDNESDAY MARCH 21, 7:35 PM EASTERN TIME
Press Release

Financial Intranet Announces Technest Acquisition


MOUNT KISCO, N.Y.--(BUSINESS WIRE)--March 21, 2001--Financial Intranet, Inc. ("FNTN-OTCBB," and hereafter referred to as "FNTN"), an Internet content provider, today announced that its Board of Directors has approved the execution of an Agreement and Plan of Reorganization ("Agreement") with Technest.com, Inc. ("Technest"), a privately-held company based in Atlanta, GA.

In connection with the Agreement, the Board has approved a reverse common stock split of up to 1-for-35. The record date for such reverse split will be April 2, 2001. Technest is being acquired in a stock-for-stock transaction in which Technest's stockholders will receive approximately 90% of the outstanding common stock of FNTN on a fully diluted basis. Upon the closing of the transaction, which is expected to take place no later than April 15, 2001, Technest will become a wholly owned subsidiary of FNTN. Technest representatives will compose the majority of the Board of Directors of FNTN after the transaction closes.

Technest invests in development stage companies with promising products and services designed for a variety of commercial applications. Technest furnishes capital to its portfolio companies and provides them access to professional business services and additional support as they develop and deliver their product to market. Technest also assists its portfolio companies in locating additional financing for continued growth. Technest expects to realize returns on its portfolio investments through a broad range of methods including private sales, merger and acquisition activity, and initial public offerings. Finally, Technest expects to enhance its earnings through the use of various short-term investment strategies.

In announcing the acquisition, Michael Sheppard, Chief Executive Officer and President of FNTN, stated, "We believe the acquisition of Technest will place us firmly on the path of achieving our goal of acquiring new and innovative companies for the purpose of enhancing FNTN's future profitability."

John C. Canouse, Chief Executive Officer and President of Technest, commented, "We welcome the opportunity to expand on our business plan and to join with FNTN in our strategy of developing and marketing profitable products and services for a wide range of commercial applications."

FNTN is headquartered in Mount Kisco, NY. Technest is located in Atlanta, GA.

SAFE HARBOR STATEMENT

Note: Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although FNTN believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from FNTN's expectations include completion of pending investments, continued availability of funds to originate new investment, the availability and cost of capital for future investments, competition within the industry, economic conditions, and other risks detailed from time to time in FNTN's SEC reports. The proposed transaction is subject to various conditions that may not occur. No assurance can be given that the transaction will be closed, or if it closes, that investors of FNTN will retain any level of value. The financial information with respect to Technest has been provided to FNTN by Technest and has not been audited or verified independently.

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Contact:

     FNTN, Mount Kisco
     Michael Sheppard, 914/242-4848
     or
     Technest, Atlanta
     John Canouse, 404/816-5339